Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

media@taylormorrison.com

Taylor Morrison Welcomes Starbucks Executive to Board of Directors

Heather Ostis joins homebuilder’s board with extensive Fortune 500 experience in supply chain management

SCOTTSDALE, Ariz., Feb. 4, 2025 – Taylor Morrison (NYSE: TMHC), a national homebuilder and land developer, has appointed Starbucks Executive Heather Ostis to its Board of Directors effective March 1, 2025.

Ms. Ostis’ demonstrated leadership in global procurement and supply chain are integral functions for new construction and homebuilding. She currently serves as chief procurement officer, global supply chain for Starbucks, with previously held roles for Delta Airlines, Aramark and Wyndham Worldwide.

“As we look to the next evolution of our board, we feel privileged to draw upon Ms. Ostis’ experience in areas critical to the homebuilding process that will ultimately help us better serve the business,” said Taylor Morrison Chairman and CEO Sheryl Palmer.

This takes Taylor Morrison’s board composition from eight to nine members, with world-class talent bringing an increased range of skills and experience.

“This addition further demonstrates the Company’s commitment to understanding the evolving consumer demographics and assuring our Board has the knowledge as we continue to see shifts in the purchase and borrowing decisions on homes today,” Palmer added.

“With my career dedicated to guiding Fortune 500 companies through global supply chain transformations, there was a natural draw for me to want to join Taylor Morrison,” said Ms. Ostis. “Homebuilding has one of the most complicated supply chains and I look forward to lending my insight to the talented team as they navigate the complex world of national procurement.”

This announcement comes shortly after the appointment of Fletcher Previn to the board on Dec. 1, 2024. Mr. Previn currently serves as chief information officer for Cisco, with previous roles held at IBM and Walmart. Mr. Previn’s deep tenure in driving information technology simplification and secure IT infrastructures at scale brings critical perspective to Taylor Morrison’s IT and cybersecurity functions.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up, luxury and resort lifestyle homebuyers and renters under our family of brands—including Taylor Morrison, Esplanade and Yardly. From 2016-2025, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our long-standing commitment to sustainable operations is highlighted in our annual Sustainability and Belonging Report.

For more information about Taylor Morrison, please visit www.taylormorrison.com.